Exhibit 99.1

MRV Announces Fourth Quarter and Fiscal Year 2009 Financial Results

CHATSWORTH, CA — March 16, 2010 — MRV COMMUNICATIONS, INC. (Pink Sheets: MRVC), today announced financial results for the fourth quarter and fiscal year ended December 31, 2009.

“During the quarter, we have made broad improvements across all of our operating segments, compared with the same quarter in the prior year.  In the fourth quarter of 2009, we generated year-over-year revenue growth of 5 percent, increased gross margin by 730 basis points, and decreased operating expenses by 2 percent, excluding the goodwill impairment charge recognized in 2008,” commented Noam Lotan, chief executive officer of MRV.

“We see positive signs that our markets are recovering, yet, the environment remains challenging, competitive, and uncertain. While we believe we are well positioned to emerge from the downturn with renewed strength and opportunity, it is a pivotal time for MRV as we execute upon our strategy and focus each business segment on delivering profit, innovation and technology leadership,” said Lotan.

Consolidated Results

Revenue for the fourth quarter was $124.4 million, compared with revenue of $115.1 million in the preceding quarter and $118.1 million in the fourth quarter of the prior year.  All three business segments contributed to the sequential growth.

Fourth quarter 2009 gross margin was 33 percent, compared with 30 percent in the prior quarter and 25 percent reported in the fourth quarter of 2008.

The company reported a net profit attributed to MRV of $18.1 million in the fourth quarter of 2009, or $0.11 per diluted share, which included share-based compensation charges of $0.6 million, $20.5 million gain related to the settlement reached with Fiberxon shareholders, a $3.5 million gain from investment activities, and a loss of $6.5 million from discontinued operations related to the sale of EDSLan.  This compares with a net loss of $0.5 million, or ($0.00) per share in the prior quarter, which included share-based compensation charges of $0.6 million and $0.4 million income from discontinued operations related to the sale of EDSLan.

For the year ended December 31, 2009 the company reported revenue of $448.1 million, compared with $466.8 million in the prior year; gross margin of 28 percent, compared with 29 percent in the prior year; and net loss attributable to MRV stockholders of $3.5 million, or ($0.02) per share.

On December 24, 2009, MRV entered into an agreement to divest its 90 percent interest in EDSLan, a communication equipment distribution company located in Milan, Italy. EDSLan was part of the Network Integration segment and the historical financial results of EDSLan have been reclassified as discontinued operations as set forth in this press release and the annual report on Form 10-K filed with the SEC. Accordingly, the related assets and liabilities of EDSLan have been classified as assets and liabilities held for sale in the balance sheet and MRV recognized a loss related to the write down of EDSLan assets to the net realizable value in 2009.

Operating Segment Results

The Network Equipment group reported revenue of $29.7 million, compared with $26.6 million in the prior quarter and $29.8 million in the fourth quarter of 2008.  Network Equipment revenue for fiscal 2009 was $104.5 million, compared with $125.6 million in the same period of the prior year.

The Network Integration group reported revenue of $41.2 million, compared with $35.3 million in the third quarter of fiscal 2009, and $45.0 million in the fourth quarter of fiscal 2008.  Network Integration group reported revenue of $143.3 million for fiscal 2009, compared with $153.3 million in 2008.

The Optical Components group, Source Photonics, reported revenue of $56.6 million in the fourth quarter 2009, compared with $55.9 million in the prior quarter and $46.4 million in the fourth quarter of 2008.  Optical Components revenue for fiscal year 2009 was $210.6 million, compared with $201.6 million in 2008.

Conference Call

MRV will host a conference call to discuss its fourth quarter and fiscal year 2009 financial results today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).  For parties in the United States and Canada, call 877-941-2068 to access the conference call.  International parties can access the call at 480-629-9712. MRV will offer its live audio broadcast of the conference call, along with the financial presentation, on the MRV Investor website at http://ir.mrv.com. For replay information, please visit the MRV Investor website.

Forward-Looking Statements

This press release contains statements regarding future financial and operating results of MRV, management’s assessment of business trends, specifically MRV’s position to take advantage of key emerging industry trends and management’s expectations regarding those trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to managements’ assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “forecasts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur or that expected conditions will remain the same or improve.  These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long term strategy may not achieve the expected results. Other risks and uncertainties relate to delayed lead times in receiving components and delivery times to customers due to short-term capacity constraints, potential changes in relationships with MRV’s customers and suppliers and their financial condition, MRV’s success in developing, introducing and shipping product enhancements and new products, increased competition in our market segments, market acceptance of new products, continued market acceptance of existing products and continued success in selling the products of other companies, product price discounts, the timing and amount of significant orders from customers, obsolete inventory or product returns, warranty and other claims on products, the continued ability of MRV to protect its intellectual property rights and avoid onerous licensing fees, changes in product mix, maturing product life cycles, implementation of operating cost structures that align with revenue growth, political instability in areas of the world in which MRV operates, currency fluctuations, changes in accounting rules, general economic conditions, as well as changes in such conditions specific to our market segments, risks of manufacturing and maintaining intellectual property rights in Asia, litigation related to MRV’s historical stock option granting practices, its acquisition of Fiberxon, Inc. and patent infringement claims by others, and maintenance of our inventory and production backlog.  Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s website at www.mrv.com or from the SEC’s EDGAR website at www.sec.gov.

All information in this release is as of March 16, 2010.  MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (“POTS”), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks. MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers. MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The company’s optical components business which provides optical communications components for access and Fiber-to-the-Premises applications operates under the Source Photonics brand. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
Investor Relations	(415) 217-2631
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com

MRV Communications, Inc.

Statement of Operations

(In thousands, except per share data)

	Three Months Ended		Year Ended
	Dec 31, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
	(Unaudited)
Revenue	$124,446	$118,082	$448,120	$466,821
Cost of goods sold	83,790	88,125	322,306	331,753
Gross profit	40,656	29,957	125,814	135,068
Gross margin	33%	25%	28%	29%

Operating costs and expenses:
Product development and engineering	9,896	8,640	36,735	38,746
Selling, general and administrative	28,740	30,770	99,622	116,595
Impairment of goodwill	—	100,250	—	100,250
Amortization of intangibles	565	564	2,257	2,434
Total operating expenses	39,201	140,224	138,614	258,025
Operating income (loss)	1,455	(110,267)	(12,800)	(122,957)

Interest Expense	(690)	(826)	(2,958)	(3,497)
Gain from settlement of deferred consideration obligation	20,524	—	20,524	—
Gain from sales of investments in unconsolidated entities	3,488	2,580	3,488	2,580
Other income, net	265	(1,695)	1,198	1,703
Income (loss) from continuing operations before taxes	25,042	(110,208)	9,452	(122,171)
Provision (benefit) for income taxes	54	426	5,345	1,936
Net income (loss) of continuing operations	24,988	(110,634)	4,107	(124,107)

Income (loss) from discontinued operations, net of tax	(6,512)	337	(5,772)	1,002

Net income (loss)	18,476	(110,297)	(1,665)	(123,105)
Less:
Net income (loss) from continuing operations attributable to noncontrolling interests	323	63	1,757	40
Net income (loss) from discontinued operations attributable to noncontrolling interests	15	30	47	59
Net income (loss) attributable to MRV	$18,138	$(110,390)	$(3,469)	$(123,204)

Net income (loss) from continuing operations attributable to MRV	$24,665	$(110,697)	$2,350	$(124,147)
Net income (loss) from discontinued operations attributable to MRV	$(6,527)	$307	$(5,819)	$943

Net income (loss) attributable to MRV per share - basic:
From continuing operations:	$0.16	$(0.70)	$0.01	$(0.79)
From discontinued operations:	$(0.04)	$0.00	$(0.04)	$0.01
Net income (loss) attributable to MRV per share - basic (1)	$0.12	$(0.70)	$(0.02)	$(0.78)

Net income (loss) attributable to MRV per share - diluted:
From continuing operations:	$0.16	$(0.70)	$0.01	$(0.79)
From discontinued operations:	$(0.04)	$0.00	$(0.04)	$0.01
Net income (loss) attributable to MRV per share - diluted (1)	$0.11	$(0.70)	$(0.02)	$(0.78)

Weighted average number of shares:
Basic	157,608	157,438	157,547	157,323
Diluted	157,987	157,438	157,665	157,323

(1) Amounts may not add due to rounding.

MRV Communications, Inc.

Balance Sheet

(in Thousands)

	December 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$55,909	$67,931
Short-term marketable securities	17,879	12,295
Restricted time deposits	18,680	1,335
Accounts receivable, net	103,247	83,235
Inventories	61,803	84,260
Deferred income taxes	3,217	2,095
Other current assets	35,492	32,291
Current assets from discontinued operations held for sale	39,640	40,009
Total current assets	335,867	323,451
Property and equipment, net	23,723	22,502
Goodwill	25,707	24,640
Deferred income taxes, net of current portion	185	1,480
Intangibles, net	7,303	9,560
Other assets	4,969	5,824
Noncurrent assets from discontinued operations held for sale	—	5,429
Total assets	$397,754	$392,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$66,088	$24,522
Deferred consideration payable	8,012	30,036
Accounts payable	60,552	77,162
Accrued liabilities	36,003	38,832
Deferred revenue	14,048	12,525
Other current liabilities	4,615	2,588
Current liabilities from discontinued operations held for sale	27,109	26,138
Total current liabilities	216,427	211,803
Other long-term liabilities	7,322	7,921
Long-term liabilities from discontinued operations held for sale	—	1,351
Commitments and contingencies
Total MRV stockholders’ equity	167,286	166,700
Non-controlling interests	6,719	5,111
Total Equity	174,005	171,811
Total liabilities and stockholders’ equity	$397,754	$392,886